Exhibit 99.1
[ONEOK Logo]	News
January 24, 2006	Analyst Contact: Dan Harrison
918-588-7950
Media Contact: Lori Webster
918-588-7570

ONEOK Energy Companies

Announces Promotions

TULSA, Okla. -- Jan. 24, 2006 -- ONEOK, Inc. (NYSE:OKE) announced today the promotion of several officers in ONEOK Energy Companies.

Pierce Norton becomes president, gathering and processing segment; Terry Spencer becomes president, natural gas liquids segment; Pete Walker becomes president, pipelines and storage segment; Billy Maxwell becomes president, energy services segment; and Steve Guy becomes president, pipeline services.

Norton, Spencer, Walker and Guy were previously senior vice presidents of their respective segments. Maxwell was senior vice president of trading. All officers will report to John W. Gibson, president, ONEOK Energy Companies.

Reporting to Maxwell are Lamar Miller who becomes senior vice president of marketing, business development and administration; and Pat McDonie who becomes senior vice president of trading. Miller was previously senior vice president of ONEOK Energy Services, and McDonie was previously senior vice president, marketing, ONEOK Energy Services.

The changes are effective immediately.

---------------------------------------------------------------------------------------------------------------------

ONEOK, Inc. (NYSE: OKE) is a diversified energy company.  We are among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas.  We are a leader in the gathering, processing, storage and transportation of natural gas in the mid-continent region of the U.S. and own one of the nation's premier natural gas liquids (NGL) systems, connecting much of the NGL supply in the mid-continent with two key market centers.  Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.  ONEOK is the majority general partner of Northern Border Partners L.P. (NYSE:NBP), one of the largest publicly-traded limited partnerships.  ONEOK is a Fortune 500 company.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

###